Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Allan Drury
May 7, 2026	212-460-4111

CON EDISON REPORTS 2026 FIRST QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2026 first quarter net income for common stock of $924 million or $2.55 a share compared with $791 million or $2.26 a share in the 2025 first quarter. Adjusted earnings (non-GAAP) were $790 million or $2.18 a share in the 2026 period compared with $792 million or $2.26 a share in the 2025 period. Adjusted earnings and adjusted earnings per share in the 2026 period exclude transaction costs associated with the strategic alternatives review of Con Edison's equity investments in Mountain Valley Pipeline, LLC (MVP) and Honeoye Storage Corporation (Honeoye) and the gain on the sale of Con Edison's equity interest in MVP. Adjusted earnings and adjusted earnings per share in the 2026 and 2025 periods exclude accretion of the basis difference of Con Edison's equity interest in MVP. Adjusted earnings and adjusted earnings per share in the 2025 period exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments.

“Our first-quarter results reflect the strength and durability of our regulated businesses, with reaffirmed adjusted earnings per share guidance driven by continued operational excellence and industry-leading reliability,” said Tim Cawley, Chairman and CEO of Con Edison. “We deliver essential energy services to the nation’s largest and most economically significant market, and the performance of our system underscores the value of disciplined investment.

“Electrification of heating and transportation is accelerating at an unprecedented pace, driven by years of state and local policy that have been reinforced by strong customer preference and sustained economic growth in our region,” Cawley added. “We are investing proactively to meet this growth - building new substations, maintaining robust design standards in our networks and fortifying our system against extreme weather - while managing costs and supporting affordability. Our dedicated team, technical expertise, operational efficiency, and investment strategy continue to drive long-term value for our investors, customers and communities.”

“As our customers adopt cleaner energy technologies, we remain focused in 2026 on delivering value for customers and shareholders through disciplined execution of our three-year investment plan at Con Edison of New York,” said Kirk Andrews, Senior Vice President and CFO. “We are making infrastructure investments across both utilities to ensure our system remains resilient and reliable as demand grows, while we continue to manage costs and deliver projects on budget.

“Based on our results for the quarter and outlook for the remainder of the year we are reaffirming our Adjusted EPS guidance range for 2026,” Andrews added. “During the first quarter, we settled a forward sale agreement for 7 million shares of common stock, generating proceeds to support investment in our energy systems. We also completed the sale of our interest in Mountain Valley Pipeline, LLC for total consideration of $357.5 million.”

For the year of 2026, Con Edison reaffirmed its adjusted earnings per share (non-GAAP) to be in the range of $6.00 to $6.20 per share. Adjusted earnings per share excludes the gain on the sale of Con Edison's equity interest in MVP ($(0.37) a share after-tax), accretion of the basis difference of Con Edison's equity interest in MVP ($(0.01) a share after-tax), transaction costs associated with the strategic alternatives review of Con Edison's equity investments in MVP and Honeoye and HLBV accounting for tax equity investments, the amount of which will not be determinable until year-end. Accordingly, the company is unable to provide equivalent measures determined in accordance with generally accepted accounting principles in the United States of America (GAAP).

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CON EDISON REPORTS 2026 FIRST QUARTER EARNINGS	page 2
See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months ended March 31, 2026 and 2025. See Attachment B for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months ended March 31, 2026 compared to the 2025 period.

The company's 2026 First Quarter Form 10-Q is being filed with the Securities and Exchange Commission. A first quarter 2026 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

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CON EDISON REPORTS 2026 FIRST QUARTER EARNINGS	page 3
This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “goal,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and may be subject to substantial penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber attack could adversely affect it; artificial intelligence is an emerging area of technology that has the potential to impact various aspects of its and its subsidiaries’ business operations and customer interactions; the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; its ability to pay dividends or interest depends on dividends from its subsidiaries; changes to tax laws could adversely affect it; it requires access to capital markets to satisfy funding requirements; a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it; it faces risks related to health epidemics and other outbreaks; its strategies may not be effective to address changes in the external business environment; it faces risks related to supply chain disruptions, inflation and the imposition of tariffs (or subsequent changes to tariffs once announced or implemented); and it also faces other risks that are beyond its control. This list of factors is not all-inclusive because it is not possible to predict all factors that could cause actual results or developments to differ from the forward-looking statements. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This press release also contains financial measures, adjusted earnings and adjusted earnings per share, that are not determined in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the effects of HLBV accounting for tax equity investments and accretion of the basis difference of Con Edison's equity interest in MVP, transaction costs associated with the strategic alternatives review of Con Edison's equity investments in MVP and Honeoye and the gain on the sale of Con Edison's equity interest in MVP. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance.
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CON EDISON REPORTS 2026 FIRST QUARTER EARNINGS	page 4
Consolidated Edison, Inc. is a holding company that provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile area in southeastern New York State and northern New Jersey; and Con Edison Transmission, Inc., a regulated company primarily under the oversight of the Federal Energy Regulatory Commission, that develops and invests in electric transmission projects and owns interests in both electric and gas assets.

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Attachment A

	For the Three Months Ended
	March 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2026	2025	2026	2025
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$2.55	$2.26	$924	$791
Accretion of the basis difference of Con Edison's equity investment in MVP (pre-tax)	(0.01)	(0.01)	(3)	(3)
Income taxes (a)	—	—	1	1
Accretion of the basis difference of Con Edison's equity investment in MVP (net of tax)	(0.01)	(0.01)	(2)	(2)
Transaction costs associated with the strategic alternatives review of Con Edison's equity investments in MVP and Honeoye (pre-tax)	0.01	—	3	—
Income taxes (b)	—	—	(1)	—
Transaction costs associated with the strategic alternatives review of Con Edison's equity investments in MVP and Honeoye (net of tax)	0.01	—	2	—
Gain on the sale of Con Edison's equity interest in MVP (pre-tax)	(0.52)	—	(189)	—
Income taxes (c)	0.15	—	55	—
Gain on the sale of Con Edison's equity interest in MVP (net of tax)	(0.37)	—	(134)	—
HLBV effects (pre-tax)	—	0.01	—	4
Income taxes (d)	—	—	—	(1)
HLBV effects (net of tax)	—	0.01	—	3
Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$2.18	$2.26	$790	$792
(a)The amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the three months ended March 31, 2026 and 21% for the three months ended March 31, 2025.
(b)The amount of income taxes was calculated using a combined federal and state income tax rate of 26% for the three months ended March 31, 2026.
(c)The amount of income taxes was calculated using a combined federal and state income tax rate of 29% for the three months ended March 31, 2026.
(d)The amount of income taxes was calculated using a combined federal and state income tax rate of 23% for the three months ended March 31, 2025.

Attachment B

Variation for the Three Months Ended March 31, 2026 vs. 2025
	Net Income for Common Stock (Net of Tax) (Millions of Dollars)	Earnings per Share
CECONY (a)
Higher electric rate base	$15	$0.04
Higher gas rate base	14	0.04
Higher income from allowance for funds used during construction	2	0.01
Higher electric, gas and steam operations and maintenance expense	(28)	(0.08)
Higher interest expense on long-term debt	(9)	(0.03)
Higher corporate expenses	(5)	(0.01)
Dilutive effect of issuance of common shares	—	(0.08)
Other	(1)	—
Total CECONY	(12)	(0.11)
O&R (a)
Electric base rate increase	5	0.01
Gas base rate increase	3	0.01
Higher interest expense on long-term debt	(3)	(0.01)
Other	2	—
Total O&R	7	0.01
Con Edison Transmission
Gain on the sale of Con Edison's equity interest in MVP	134	0.37
Transaction costs associated with the strategic alternatives review of Con Edison's equity investments in MVP and Honeoye	(2)	(0.01)
Other	1	0.01
Total Con Edison Transmission	133	0.37
Other, including parent company expenses (b)
HLBV effects	3	0.01
Other	2	0.01
Total Other, including parent company expenses	5	0.02
Total Reported (GAAP basis)	$133	$0.29
Gain on the sale of Con Edison's interest in MVP	(134)	(0.37)
HLBV effects	(3)	(0.01)
Transaction costs associated with the strategic alternatives review of Con Edison's equity investments in MVP and Honeoye	2	0.01
Total Adjusted (Non-GAAP basis)	$(2)	$(0.08)
(a)Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. The Utilities' gas and CECONY’s steam sales are subject to a weather normalization clause, as a result of which, delivery revenues reflect normal weather conditions during the heating season. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

(b)Other includes the parent company, Con Edison's tax equity investments, consolidation adjustments and Broken Bow II, the deferred project that was classified as held for sale at December 31, 2024, the sale and transfer of which was completed in January 2025.